Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hostess Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements No. 333‑214603 and No. 333-219149 on Form S‑3 and No. 333‑215487 on Form S‑8 of Hostess Brands, Inc. of our report dated February 28, 2018, with respect to the consolidated balance sheets of Hostess Brands, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for the year ended December 31, 2017 and for the period November 4, 2016 through December 31, 2016, and the related notes and with respect to the consolidated statements of operations, equity, and cash flows for the period January 1, 2016 through November 3, 2016 and the year ended December 31, 2015 of Hostess Holdings, L.P. and subsidiaries, and the related notes (collectively with the consolidated financial statements of Hostess Brands, Inc., the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Hostess Brands, Inc.
Kansas City, Missouri
February 28, 2018

1